EXHIBIT 99.1


FOR IMMEDIATE RELEASE


      E-LOAN, Inc. Announces Conversion of Note Held by The Charles Schwab
                                  Corporation


Dublin, Calif. - April 17, 2002 - E-LOAN, Inc. (Nasdaq:EELN), a leading online lending company, announced today that The Charles Schwab Corporation (NYSE:
SCH), an existing shareholder, has converted its outstanding $5 million convertible note into 4,716,981 shares of E-LOAN's common stock. The convertible note was issued in July 2001. The shares issued upon conversion are already included in E-LOAN's calculation of diluted shares outstanding, and therefore no adjustment is required. Following the conversion of these shares, Schwab will own 7,383,647 or approximately 12.6% of E-LOAN's outstanding common stock. In addition, Charles Schwab & Company, Inc. holds warrants that expire in April 2003 to purchase an additional 6,500,000 shares at $3.75 per share, and warrants that expire in July 2003 to purchase an additional 1,389,000 shares at $5.00 per share.


About E-LOAN, Inc.
E-LOAN, Inc., a leading online lending company, offers consumer loans and debt management services online at www.eloan.com. E-LOAN has reinvented the consumer loan process by offering a broad choice of products from many lenders for mortgages, home equity loans and lines of credit, and auto loans in a secure online environment, combined with comprehensive personal service from dedicated loan consultants. Through the fourth quarter of 2001, E-LOAN originated over $7.3 billion in consumer loans. The company's loan processing centers are located in Dublin, CA and Jacksonville, FL. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN.

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